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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549




                                       FORM 8-K

                                    Current Report


                  Filed pursuant to Section 12, 13, or 15(d) of the
                           Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported):  November 10, 1998




                             STEEL OF WEST VIRGINIA, INC.
                             ----------------------------
                    (Exact name of issuer as specified in charter)





            DELAWARE                      0-16254             55-0684304
  (State or Other Jurisdiction           Commission        (I.R.S. Employer
of Incorporation or Organization)       file number       Identification Number)



                             17TH STREET AND 2ND AVENUE
                          HUNTINGTON, WEST VIRGINIA 25703
                      (Address of principal executive offices)


                                    (304) 696-8200
                 (Registrant's telephone number, including area code)


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ITEM 5.   OTHER EVENTS

          On November 10, 1998, Steel of West Virginia, Inc. ("SWVA") entered into an agreement to be acquired by Roanoke Electric Steel Corporation ("RESCO"). The transaction contemplates that RESCO will pay $10.75 per share for each outstanding share of common stock of SWVA and assume all of SWVA's indebtedness.

          The transaction has been unanimously approved by the Boards of Directors of both companies. The transaction will be concluded through a tender offer, followed by a merger. The offer is subject to customary conditions, including the tender of a majority of the shares of SWVA common stock and termination of the Hart-Scott-Rodino waiting period.

          Through the merger, SWVA will become a wholly-owned subsidiary of RESCO, and each share of SWVA common stock not purchased in the offer will be converted to the right to receive the cash price paid per share in the offer. The obligations of RESCO to consummate the offer and the merger are not subject to any financing condition. First Union Bank, N.A. is expected to arrange a bank syndicate for financing the transaction.

          As part of the transaction, SWVA has agreed to grant an option to RESCO to purchase up to 1,196,148 newly issued shares of SWVA common stock, exercisable upon the occurrence of certain events, and to pay a $5,000,000 "break-up" fee under certain circumstances. Finally, as a part of the transaction, SWVA has amended its Shareholder Rights Plan to provide that RESCO will not become and "Acquiring Person" to trigger the dilution provisions of that Plan by proceeding with this transaction.

          This offer will be made only pursuant to definitive offering documents, which will be filed with the Securities and Exchange Commission and mailed to SWVA stockholders promptly.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA
          FINANCIAL INFORMATION AND EXHIBITS

   (c)         Exhibits

10.1           Amendment No. 1 to Rights Agreement








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                                      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              STEEL OF WEST VIRGINIA, INC.


Date:  November 12, 1998           By: /s/ Timothy R. Duke
                                      ----------------------------------
                                   Timothy R. Duke
                                   President and Chief Executive Officer








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                                   EXHIBIT INDEX


EXHIBIT
  NO.               DESCRIPTION
-------             -----------

 10.1               Amendment No. 1 to Rights Agreement